Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated April 4, 2023, relating to the consolidated financial statements of SharpLink Gaming Ltd. and Subsidiaries (the “Company”), appearing in the Annual Report on Form 10-K and Form 10-K/A of the Company as of and for the year ended December 31, 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Cherry Bekaert LLP

Raleigh, North Carolina

March 1, 2024